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                                                                      EXHIBIT 15


CUC INTERNATIONAL INC. AND SUBSIDIARIES

EXHIBIT 15--LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION


December 30, 1996

Shareholders and Board of Directors
CUC International Inc.


We are aware of the incorporation by reference in Amendment No. 1 on the Registration Statement (Form S-4) of CUC International Inc. for the registration of 3,472,785 shares (post-split) of its common stock of our report dated December 2, 1996 relating to the unaudited condensed consolidated interim financial statements of CUC International Inc. that are included in its Quarterly Report on Form 10-Q for the quarter October 31, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of this registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                        ERNST & YOUNG LLP

Stamford, Connecticut